CONFIDENTIAL

AMENDMENT 7

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of November 8, 2024:

Term	Means
“Existing Agreement”	The Distribution Agreement between ALPS and the Trust dated April 16, 2018, as amended
“ALPS”	ALPS Distributors, Inc.
“Trust”	Wasatch Funds Trust

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS DISTRIBUTORS, INC.		WASATCH FUNDS TRUST

By:	/s/ Stephen J. Kyllo	By:	/s/ Russell L. Biles

Name:	Stephen J. Kyllo	Name:	Russell L. Biles

Title:	Senior Vice President & Director	Title:	Vice President

Schedule A to this Amendment

Amendments

Effective as of November 8, 2024, the Existing Agreement is amended as follows:

1.	Schedule A of Exhibit 1 of the Existing Agreement shall be amended by deleting the existing Schedule A in its entirety and replacing it with the new Schedule A set forth below:

SCHEDULE A1

Wasatch Core Growth Fund

Wasatch Emerging India Fund

Wasatch Emerging Markets Select Fund

Wasatch Emerging Markets Small Cap Fund

Wasatch Frontier Emerging Small Countries Fund

Wasatch Global Opportunities Fund

Wasatch Global Select Fund

Wasatch Global Value Fund

Wasatch Greater China Fund

Wasatch International Growth Fund

Wasatch International Opportunities Fund

Wasatch International Select Fund

Wasatch International Value Fund

Wasatch Long/Short Alpha Fund

Wasatch Micro Cap Fund

Wasatch Micro Cap Value Fund

Wasatch Small Cap Growth Fund

Wasatch Small Cap Value Fund

Wasatch U.S. Select Fund

Wasatch Ultra Growth Fund

Wasatch-Hoisington U.S. Treasury Fund

1 This Schedule A may be amended from time to time upon execution of an amended Schedule A signed by the Parties.

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.

The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.

This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.

This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.